EXHIBIT 16

September 16, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549-7561

Commissioners:

We have read Item 4.01 of Form 8-K of ZBB Energy Corporation Inc. and Subsidiaries dated September 13, 2010, expected to be filed with the Securities and Exchange Commission on September 17, 2010 and are in agreement with the statements concerning our Firm.

We have no basis to agree or disagree with the other statements included in such Form 8-K.

Very truly yours,

/s/ PKF LLP